SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

AMENDMENT NO. 2

Under the Securities Exchange Act of 1934

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934

        Quepasa Corporation
(Name of Issuer)

         Common Stock, par value $0.001 per share
(Title of Class of Securities)

             74833W206
(CUSIP Number)

December 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☐  Rule 13d-1(c)
☒  Rule 13d-1(d)

SCHEDULE 13G

CUSIP No. 74833W206

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON First New York Securities LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 528,715
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 528,715
		8)	SHARED DISPOSITIVE POWER
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 528,715
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2%
12)	TYPE OF REPORTING PERSON BD

SCHEDULE 13G

CUSIP No. 74833W206

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steven D. Heinemann
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 356,812
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 356,812
		8)	SHARED DISPOSITIVE POWER 412,404
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 769,216
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.0%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 74833W206

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Douglas Lipton
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 68,352
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 68,352
		8)	SHARED DISPOSITIVE POWER 412,404
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 480,756
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 74833W206

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David Nguyen
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 30,000
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 30,000
		8)	SHARED DISPOSITIVE POWER 83,406
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,406
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12)	TYPE OF REPORTING PERSON IN

Schedule 13G

Item 1(a).	Name of Issuer:

Quepasa Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

7550 E. Redfield Rd., Suite A
Scottsdale, AZ 85260

Item 2(a).               Name of Person Filing:

(1)           First New York Securities LLC (“FNYS”)

(2)           Steven D. Heinemann.  Mr. Heinemann is a managing member of FNYS.

(3)           Douglas Lipton.  Mr. Lipton is a Partner of FNYS.

(4)           David Nguyen.  Mr. Nguyen is a Partner of FNYS.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

(1)	First New York Securities L.L.C. 90 Park Avenue , 5th Floor
New York, NY  10016

(2)	Steven D. Heinemann c/o First New York Securities L.L.C.
90 Park Avenue, 5th Floor
New York, NY  10016

(3)	Douglas Lipton c/o First New York Securities L.L.C.
90 Park Avenue, 5th Floor
New York, NY  10016

(4)	David Nguyen c/o First New York Securities L.L.C.
90 Park Avenue, 5th Floor
New York, NY  10016

Item 2(c).	Citizenship:

(1)	First New York Securities L.L.C. New York

(2)	Steven D. Heinemann United States

(3)	Douglas Lipton United States

(4)	David Nguyen United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $.001 per share

Item 2(e).	CUSIP Number:

74833W206

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

(c)	☐	Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

(d)	☐	Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)	☐	Investment Adviser in accordance with § 240.13d-1(b)(1)(ii)(E)

(f)	☐	Employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F)

(g)	☐	Parent Holding Company or control person in accordance with §240.13d-1(b)(ii)(G)

(h)	☐	Savings Association as defined in §3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i)	☐	Church plan that is excluded from the definition of an investment company under §3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

(j)	☐	Group, in accordance with §240.13d-1(b)(ii)(J)

Item 4.	Ownership.

(a)	Amount beneficially owned:

(1)	First New York Securities L.L.C. 528,715

(2)	Steven D. Heinemann 769,216[1]

(3)	Douglas Lipton 480,756[1]

(4)	David Nguyen 113,406[1]

(b)	Percent of class[2]:

(1)	First New York Securities L.L.C. 4.2%

(2)	Steven D. Heinemann 6.0%

(3)	Douglas Lipton 3.8%

-----------------------------------------
1 Includes shares owned by First New York Securities L.L.C. as to which the reporting person may be deemed to share dispositive power.
2 Percentages are based on 12,673,661 shares of Common Stock outstanding (as set forth in the Issuer’s Form 10-Q filed on October 24, 2008).

(4)	David Nguyen 0.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

(1)	First New York Securities L.L.C. 528,715

(2)	Steven D. Heinemann 356,812

(3)	Douglas Lipton 68,352[3]

(4)	David Nguyen 30,000

(ii)	Shared power to vote or to direct the vote:

(1)	First New York Securities L.L.C. 0

(2)	Steven D. Heinemann 0

(3)	Douglas Lipton 0

(4)	David Nguyen 0

(iii)	Sole power to dispose or to direct the disposition of:

(1)	First New York Securities L.L.C. 528,715

(2)	Steven D. Heinemann 356,812

(3)	Douglas Lipton 68,352

(4)	David Nguyen 30,000

(iv)	Shared power to dispose or to direct the disposition of:

(1)	First New York Securities L.L.C. 0

(2)	Steven D. Heinemann 412,404

(3)	Douglas Lipton 412,404

(4)	David Nguyen 83,406

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

--------------------------------------
3 Includes shares held by Stephen, Michael and Gulia Marie Lipton (Douglas Lipton’s children) and Lucia Marie Smith (Douglas Lipton’s wife).

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.                   Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2009

                                                                FIRST NEW YORK SECURITIES LLC

                                        By: /s/ Harris Sufian
                                                                   Name: Harris Sufian
                                                                   Title:   Managing Member

                                                                /s/ Steven D. Heinemann
                                                                Steven D. Heinemann

                                                                /s/ Douglas Lipton
                                                                Douglas Lipton

                                                                /s/ David Nguyen
                                                                David Nguyen